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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                        Commission File Number 0-21625

                        FAMOUS DAVE'S OF AMERICA, INC.
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             (Exact name of registrant as specified in its charter)

       12700 Industrial Park Blvd., Plymouth, MN 55441      612-557-5798
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Redeemable Class A Warrants. Expired July 28, 1997 CUSIP NO. 307068114 Units, consisting of one share of Common Stock, $.01 par value, Delisted on
                     July 11, 1997.  CUSIP NO. 307068205
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           (Title of each class of securities covered by this Form)

          Common Stock, $.01 par value per share CUSIP NO. 307068106
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(i)     [ ]
        Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                                        Rule 15d-6              [ ]

        Approximate number of holders of record for the warrants as of the certification or notice date: 8
                               -

        Approximate number of holders of record for the units as of the certification or notice date: 0
                              -


        Pursuant to the requirements of the Securities Exchange Act of 1934, Famous Dave's of America, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 1, 1997                   By: /s/ Steven E. Opdahl
                                           -------------------------------------
                                        Name:    Steven E. Opdahl
                                        Title:  Chief Financial Officer